Exhibit 99.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into on the 17th day of February 2026 (the “Effective Date”), by and between Aveanna Healthcare, LLC, and its subsidiaries (“Aveanna”); and Matthew Buckhalter, a resident of the State of Georgia (“Executive”).

STATEMENT OF BACKGROUND

A. Executive has been serving as the Chief Financial Officer of Aveanna and has significant experience that is helpful in managing and operating Aveanna’s business.

B. Effective as of January 1, 2024, Aveanna and Executive entered into an employment agreement (“Prior Employment Agreement”).

C. Aveanna wishes to continue to employ Executive as the Chief Financial Officer of Aveanna and Executive wishes to remain employed by Aveanna in that capacity, on the terms and conditions hereinafter set forth.

D. The parties therefore wish to enter into this Agreement that will replace and supersede the Prior Employment Agreement.

STATEMENT OF AGREEMENT

In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the sufficiency of which hereby is acknowledged, the parties hereby agree as follows:

1. Employment of Executive. During the Term (as defined below), Aveanna will continue to employ Executive, and Executive will continue to serve as an employee of Aveanna, with the duties and responsibilities, and pursuant to the terms and conditions, set forth in this Agreement.

2. Term. Executive’s employment under this Agreement will commence on the Effective Date and will continue through the date such employment is terminated pursuant to the terms of Section 5 (with such period of employment being referred to as the “Term”).

3. Duties and Authority.

(a) Responsibilities. During the Term, Aveanna will employ Executive as the Chief Financial Officer. Executive will report to, and be subject to the general supervision, advice and direction of, Aveanna’s Chief Executive Officer (the “CEO”). Executive will have such duties as are customarily performed in a similar position and will have and fulfill such other duties and responsibilities as may be established for Executive from time to time by the CEO.

(b) Time Commitment; Limit on Outside Activities. Executive will make available exclusively to Aveanna Executive’s entire work capacity, professional knowledge and experience. Any paid or unpaid secondary office held as a member of a board of directors, supervisory board member, advisory board member or similar position shall require the prior written consent of the CEO, who may revoke such consent at any time. Notwithstanding the foregoing, Executive will be permitted to continue with mandates already granted unless and until the CEO determines that such positions interfere with Executive’s duties for Aveanna, in which case Executive will resign from such positions. Executive must provide written notice to the CEO of any relinquishment of mandates. Before Executive may serve as an expert witness or arbitrator or act in any similar capacity, Executive must obtain the prior written consent of the CEO. Any publications or speeches that have the effect of publicity must be reported to the CEO beforehand.

(c) Standards. During the Term, Executive will perform all of Executive’s duties and responsibilities, whether expressed or implied, (i) faithfully and industriously; (ii) to the best of Executive’s abilities, experience and talents; (iii) to the reasonable satisfaction of the CEO; and (iv) consistent with Aveanna’s policies and practices and applicable laws and regulations. Executive will observe and fulfill proper standards of responsibility attendant upon Executive’s service and role.

(d) Location. Executive will perform Executive’s duties and responsibilities at such places as the needs of the business or opportunity of Aveanna may require from time to time; provided, Executive’s principal offices will be based in Atlanta, Georgia.

4. Compensation and Benefits. Subject to the terms of this Agreement, Aveanna will pay Executive, and Executive accepts as full compensation for all services to be rendered to Aveanna pursuant to this Agreement, the compensation and benefits described below in this section.

(a) Annual Base Salary. Executive will be paid an annual base salary (“Annual Base Salary”) of $500,000.00 in each full calendar year during the Term, less applicable withholdings required by law or authorized by Executive, which will be paid in accordance with Aveanna’s standard payroll practices and policies as in effect from time-to-time for other Aveanna executives. The Annual Base Salary may be reviewed and increased by the Board from time to time but may not be decreased except to the extent similar decreases are made at the same time for similarly situated executives, or upon Executive’s voluntary withdrawal from the position set forth in Section 3(a).

(b) Annual Bonus Compensation. For each calendar year during the Term, Executive will be eligible to earn an annual bonus under Aveanna’s Short-Term Incentive Plan based on performance goals determined from time to time by the Board in its sole discretion. Executive’s initial target bonus percentage will be 75% of Annual Base Salary (the “Target Bonus”). The Board may adjust and amend the Plan, including the minimum, target and maximum bonus amounts (whether expressed as a percentage of Annual Base Salary or otherwise), from year-to-year in its sole discretion.

(c) Equity Compensation. For each calendar year, Executive will be eligible for equity grants to be awarded under the terms of the Stock Incentive Plan (collectively, “Equity Awards”). Such annual awards, if any, shall be granted in the sole discretion of the Board.

(d) Other Benefits. During the Term, Executive will be eligible to participate in all group retirement, health, welfare and similar benefit plans, programs and arrangements generally available to other similarly situated Aveanna executives, all pursuant to the terms of such plans, programs and arrangements as such terms may be modified from time to time. Except as otherwise specified in this Agreement, the terms of all such plans, programs and arrangements, including any eligibility waiting periods, will apply to Executive.

(e) Vacation and Sick Time. During the Term, Executive will be eligible for unlimited vacation in accordance with the provisions of the vacation policy. Executive will consider the interests of Aveanna in scheduling Executive’s vacation time. Executive must ensure that Executive can be contacted quickly and be responsive while on vacation. In addition, Executive will be eligible for sick leave generally available to other similarly situated Aveanna executives, pursuant to the terms of such policies and as such terms may be modified from time to time.

(f) Business Expenses. Executive will have a right to be promptly reimbursed for Executive’s reasonable and appropriate business expenses that Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Agreement in accordance with Aveanna’s expense reimbursement policies and procedures applicable to executive officer employees. In any event, expense reimbursements hereunder will be paid within 30 days after Executive submits evidence of such reimbursable expense(s) to Aveanna.

5. Termination. Executive’s employment with Aveanna may be terminated by Aveanna or Executive pursuant to any of the following:

(a) By Aveanna. Executive’s employment with Aveanna may be terminated by Aveanna by action of the CEO for any reason (e.g., for Cause (as defined below) or without Cause), at any time upon written notice to Executive.

(b) By Executive With Good Reason. Executive may voluntarily terminate Executive’s employment hereunder with Good Reason (as defined below) at any time pursuant to the procedures and conditions in this subsection. To terminate pursuant to this subsection, Executive shall give to the CEO, within 90 days after the initial existence of the condition that Executive believes constitutes Good Reason, written notice describing such condition and declaring Executive’s intention to terminate for Good Reason. Aveanna shall have 30 days to remedy the condition and prevent the Good Reason termination. If the condition is not cured within such 30-day period, Executive’s employment hereunder shall be terminated for Good Reason effective as of the end of such 30-day period; provided, in its sole discretion, (i) Aveanna may accept such resignation effective as of an earlier date, provided that Aveanna continues to pay Executive through the 30-day period as if Executive were still employed, or (ii) during all or any part of the 30-day period, Aveanna may retain Executive as an employee but modify, reduce, or eliminate Executive’s duties hereunder.

(c) By Executive Without Good Reason. Executive may voluntarily terminate Executive’s employment with Aveanna other than for Good Reason at any time upon 90 days’ prior written notice to the CEO. In its sole discretion, (i) Aveanna may accept such resignation effective as of an earlier date, provided Aveanna continues to pay Executive through the notice period as if Executive were still employed, or (ii) during all or any part of the notice period, Aveanna may retain Executive as an employee but modify, reduce, or eliminate Executive’s duties hereunder.

(d) Death or Disability. Executive’s employment with Aveanna will automatically be terminated upon Executive’s death or upon Aveanna’s determination that Executive has incurred a Disability.

6. Severance Pay and Benefits.

(a) Termination by Executive without Good Reason or by Aveanna With Cause. If Aveanna terminates Executive’s employment hereunder for Cause under Section 5(a) or if Executive terminates Executive’s employment hereunder without Good Reason pursuant to Section 5(c), Executive will be entitled to receive, and Aveanna will provide Executive with, the amounts of:

(i) Executive’s unpaid Annual Base Salary due for the period through the date Executive’s employment terminates, which will be paid upon the next regularly scheduled payday;

(ii) other than in the event Aveanna terminates Executive’s employment for Cause under Section 5(a), any annual bonus earned in the calendar year immediately preceding the calendar year in which Executive’s employment terminates but which has not yet been paid, and which will be paid at the same time as such year’s bonus is paid to actively employed, similarly situated executives;

(iii) any Equity Awards that became vested and payable on or before the date Executive’s employment terminates will be treated in accordance with the Stock Incentive Plan and the award agreement pursuant to which the Equity Awards were issued; and

(iv) any reimbursable expenses that have been incurred on or before the date Executive’s employment terminates but have not yet been paid, and which will be paid pursuant to the terms of Section 4(f).

All of the amounts described in this subsection (a)(i) – (iv) will be collectively referred to as “Accrued Compensation”.

(b) Termination by Aveanna Without Cause or Executive for Good Reason – Not during a Change in Control Period. If during any period, other than a Change in Control Period, (i) Aveanna terminates Executive’s employment without Cause under Section 5(a) or Executive terminates Executive’s employment hereunder for Good Reason pursuant to Section 5(b), such that Executive has a Separation from Service (as defined below) (the date of such termination of employment with a Separation from Service being referred to as the “Termination Date”), (ii) other than with respect to the Accrued Compensation, Executive timely signs and does not revoke a release as provided in Section 6(f)(i), and (iii) Executive continues to comply with the restrictive covenants set forth in the release and in Sections 8 and 9, Aveanna will pay to Executive, and Executive will be entitled to receive, the following severance pay and benefits:

(i) Amounts Earned Through Termination Date. The amounts payable pursuant to the terms of Section 6(a), and also including any annual bonus earned in the calendar year in which Executive’s employment terminates, calculated on a pro-rata basis based on the number of days Executive was actively employed during the year and payable at the same time as such year’s bonus is paid to actively employed, similarly situated executives.

(ii) Severance. An amount equal to one times the sum of Executive’s (A) Annual Base Salary at the rate in effect as of Executive’s Termination Date (or if Executive’s employment terminated due to Good Reason based on a reduction in Executive’s Annual Base Salary, at the rate in effect immediately before such reduction) and (B) Target Bonus (or if Executive’s employment terminated due to Good Reason based on a reduction in Executive’s Target Bonus, at the target amount in effect immediately before such reduction). Subject to the terms of Section 6(f)(iii), such amount shall be paid in substantially equal installments as salary continuation at the same frequency as applies to actively employed, similarly situated executives, commencing upon the next regularly scheduled payday immediately following the Termination Date and continuing for a period of 12 months following the Termination Date.

(iii) Group Health Benefits. To the extent Executive elects to and does continue group health coverage for Executive, Executive’s spouse and/or Executive’s dependents under the COBRA continuation coverage rules, Aveanna will pay for such coverage during the first 12 months of such COBRA continuation coverage. If any COBRA continuation coverage or individual health insurance continues after such 12-month period, Executive shall be responsible for the full amount of any insurance or continuation coverage. To the extent any such group health benefits are self-insured, any amounts paid by Aveanna on behalf of Executive and/or Executive’s dependents shall be reported on Executive’s Form W-2 as taxable income. Such subsidized continuation coverage shall cease as of the earlier of the expiration of the 12-month period noted above or the date Executive is reemployed and becomes eligible for other employer-provided coverage. Executive shall inform Aveanna upon Executive becoming reemployed and/or Executive’s spouse’s or dependents’ loss of COBRA eligibility.

(iv) Equity Awards. All Equity Awards will continue to vest in accordance with their terms through the Termination Date. In addition, all Equity Awards subject (A) solely to time-based vesting conditions will vest on a pro-rata basis based on the number of days Executive was actively employed during the applicable vesting period and (B) to performance-based vesting conditions will vest on a pro-rata basis based on the number of days Executive was actively employed during the applicable performance period, subject to the final determination of actual performance. Any remaining unvested Equity Awards will be forfeited as of the Termination Date. Notwithstanding these provisions, all outstanding Equity Awards shall be forfeited should Executive breach any restrictive covenant or violate any terms and conditions outlined herein.

(c) Termination by Aveanna Without Cause or Executive for Good Reason – During a Change in Control Period. If during the Change in Control Period, (i) Aveanna terminates Executive’s employment without Cause under Section 5(a) or Executive terminates Executive’s employment hereunder for Good Reason pursuant to Section 5(b), such that Executive has a Separation from Service, (ii) other than with respect to the Accrued Compensation, Executive timely signs and does not revoke a release as provided in Section 6(f)(i), and (iii) Executive continues to comply with the restrictive covenants set forth in the release and in Sections 8 and 9, Aveanna will pay to Executive, and Executive will be entitled to receive, the following severance pay and benefits:

(i) Amounts Earned Through Termination Date. The amounts payable pursuant to the terms of Section 6(a), and also including any annual bonus earned in the calendar year in which Executive’s employment terminates, calculated on a pro-rata based on the number of days Executive was actively employed during the year and payable at the same time as such year’s bonus is paid to actively employed, similarly situated executives.

(ii) Severance. An amount equal to two times the sum of Executive’s (A) Annual Base Salary at the rate in effect as of Executive’s Termination Date (or if Executive’s employment terminated due to Good Reason based on a reduction in Executive’s Annual Base Salary, at the rate in effect immediately before such reduction) and (B) Target Bonus (or if Executive’s employment terminated due to Good Reason based on a reduction in Executive’s Target Bonus, at the target amount in effect immediately before such reduction). Subject to the terms of Section 6(f)(iii), such total amount shall be paid in a single lump sum upon the next regularly scheduled payday immediately following the Termination Date.

(iii) Group Health Benefits. Aveanna will pay Executive an amount equal to (A) the monthly premium for COBRA continuation coverage for Executive, Executive’s spouse and/or Executive dependents, multiplied by (B) 24. Subject to the terms of Section 6(f)(iii), such total amount shall be paid in a single lump sum upon the next regularly scheduled payday immediately following the Termination Date.

(iv) Equity Awards. All Equity Awards will continue to vest in accordance with their terms through the Termination Date. In addition, 100% of all outstanding Equity Awards will immediately vest as of the Termination Date. All Equity Awards subject to performance-based vesting conditions will vest assuming the achievement of the greater of target and actual performance for each applicable performance period (with actual performance reasonably determined by the Compensation Committee as of the Termination Date to the extent actual performance was not previously determined and fixed as of the date of the Change in Control). Notwithstanding the foregoing, all outstanding Equity Awards shall be forfeited if Executive violates any restrictive covenant or any terms and conditions contained herein.

(d) Termination Due to Death or Disability. If (i) Executive’s employment is terminated due to death or Disability under Section 5(d), (ii) other than with respect to the Accrued Compensation, Executive (or Executive’s legal representative or estate) timely signs and does not revoke a release as provided in Section 6(f)(i), and (iii) Executive continues to comply with the restrictive covenants set forth in the release and in Sections 8 and 9, Aveanna will pay to Executive, and Executive will be entitled to receive, the following severance pay and benefits:

(i) Amounts Earned Through Termination Date. The amounts payable pursuant to the terms of Section 6(a), and also including any annual bonus earned in the calendar year in which Executive’s employment terminates, calculated on a pro-rata basis based on the number of days Executive was actively employed during the year and payable at the same time as such year’s bonus is paid to actively employed, similarly situated executives.

(ii) Equity Awards. All Equity Awards will continue to vest in accordance with their terms through the Termination Date. In addition, all Equity Awards subject (A) solely to time-based vesting conditions will vest on a pro-rata basis based on the number of days Executive was actively employed during the applicable vesting period and (B) to performance-based vesting conditions will vest on a pro-rata basis based on the number of days Executive was actively employed during the applicable performance period, subject to the final determination of actual performance. Any remaining unvested Equity Awards will be forfeited as of the Termination Date. Notwithstanding these provisions, all outstanding Equity Awards shall be forfeited should Executive breach any restrictive covenant or violate any terms and conditions outlined herein.

(e) Excess Parachute Payments.

(i) Application of Code Section 280G. If any payment or benefit Executive will or may receive from Aveanna or otherwise, which is received or to be received by Executive in connection with a Change in Control or the termination of Executive’s employment (whether pursuant to the terms of this Agreement or any other agreement, plan or arrangement with Aveanna, any person whose actions result in a Change in Control, or any person affiliated with Aveanna or such person) (“280G Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then any such 280G Payments (a “CiC Payment”) shall be equal to the Reduced Amount (as defined below).

(ii) Benefit Reductions. The “Reduced Amount” shall be either (x) the largest portion of the CiC Payment that would result in no portion of the CiC Payment (after reduction) being subject to the Excise Tax, or (y) the total of the CiC Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit. If a reduction in CiC Payment is required pursuant to clause (x) of the preceding sentence, the reduction shall be made (i) first by reducing the cash payments provided pursuant to Section 6 that are exempt from Section 409A (if necessary, to zero); (ii) then, if further reductions are necessary, benefits provided under Section 6(c)(ii), then Section 6(c)(iii), then Section 6(c)(iv), which are exempt from Section 409A, shall be reduced (if necessary, to zero); (iii) then, if still further reductions are necessary, the cash payments provided pursuant to Section 6 that are not exempt from Section 409A shall be reduced (if necessary, to zero); and (iv) finally, if still further reductions are necessary, the benefits provided under Section 6(c)(ii), then Section 6(c)(iii), then Section 6(c)(iv), which are not exempt from Section 409A shall be forfeited.

(iii) Method of Determination. For purposes of this limitation (w) no portion of the 280G Payments, the receipt or enjoyment of which the Participant will have effectively waived in writing prior to the Participant’s Termination Date, will be taken into account (provided that, in no event will any such waiver impermissibly affect any portion of the 280G Payments that is subject to Section 409A); (x) no portion of the 280G Payments will be taken into account, which in the opinion of the tax counsel selected by Aveanna does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A); (y) except as provided in clause (iv) above, the payments and benefits will be reduced only to the extent necessary so that the 280G Payments (other than those referred to in clauses (w) or (x)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4)(B) or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (x); and (z) the value of any non-cash benefit or any deferred payment or benefit included in the 280G Payments shall be determined by Aveanna’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

(f) Release Requirement.

(i) Signing and Not Revoking Release. As a condition to Executive receiving any pay or benefits under Section 6(b), 6(c) or 6(d) (as applicable), Executive (or Executive’s legal representative or estate) must timely sign, return, and not revoke a written release agreement (“Release”) containing any terms specified by Aveanna for (i) Executive’s release of Aveanna and all of its personnel and affiliates from all claims arising from, or in connection with, Executive’s employment or termination, (ii) Executive’s (or Executive’s legal representative’s or estate’s) non-revocation of that release during the 7-day period following the date Executive signs the Release, and (iii) Executive’s promise to comply with specified confidentiality, noncompetition and/or nonsolicitation provisions as set forth in Sections 8 and 9 or otherwise in the Release; provided, such Release shall be delivered to Executive (or Executive’s legal representative or estate) within 7 days after Executive’s Termination Date. Executive (or Executive’s legal representative or estate) must sign the Release after Executive’s Termination Date. Notwithstanding the foregoing, Executive’s termination occurs in accordance with Section 6(c), the Release shall be in the form attached hereto as Exhibit A (with any changes that may be required to reflect updates in applicable law, provided that no changes that impose additional restrictions on Executive or limit Executive’s rights in any manner may be made without Executive’s consent).

(ii) Forfeiture of Severance Pay and Benefits. Aveanna will terminate Executive’s eligibility for severance pay and benefits under Section 6(b), 6(c) or 6(d) (as applicable) if Executive(or Executive’s legal representative or estate) fails to sign, if Executive (or Executive’s legal representative or estate) revokes, or if Executive (or Executive’s legal representative or estate) fails to follow the terms of this Release or if it is not signed and returned to Aveanna within the earlier of (i) the deadline specified by Aveanna, or (ii) 60 days after Employee’s Termination Date. If the payment timing of any portion of payments or benefits, which rely solely on the short-term deferral rule to be exempt from Code Section 409A, would be delayed beyond the short-term deferral rule period due to Executive’s (or Executive’s legal representative’s or estate’s) late signing of the Release, such portion shall be forfeited.

(iii) Impact on Timing of Severance Pay and Benefits. Any payments of severance pay or benefit subsidies due under Section 6(b), 6(c) or 6(d) shall be delayed until after the expiration of the 7-day revocation period, and any amount otherwise due under said subsections before the end of such revocation period shall be paid upon the day after the end of such period (but not later than March 15 of the calendar year following the calendar year in which Executive’s Separation from Service occurs) in a lump sum; and any installments or other payments due after that payment date will be paid at the time prescribed in Section 6(b), 6(c) or 6(d), as applicable. In the event that any payment under Section 6(b), 6(c) or 6(d) (as applicable) is not exempt from Code Section 409A, the payment timing is based on the signing of this Release, and the period in which Executive (or Executive’s legal representative or estate) could timely sign and return the release spans two calendar years, such payment shall in all events be made in the second such calendar year.

7. Definitions. The following terms will have the definitions below:

(a) “Cause” means the occurrence of one or more of the following events: (i) Executive engaging in fraud, misappropriation of funds, or embezzlement committed against any Aveanna or a customer or supplier of Aveanna, (ii) Executive being indicted for, convicted of (or entering a plea of guilty or nolo contendere to) a felony or a crime involving dishonesty or moral turpitude, (iii) Executive’s gross negligence or willful misconduct which results in material harm to Aveanna after written notice and a period of 30 days to cure such actions, to the extent curable, (iv) Executive violating, in a material respect which results in material harm to Aveanna, a published or otherwise generally recognized and enforced rule, policy or procedure of Aveanna, after written notice and a period of 30 days to cure such failure, to the extent curable, or (v) Executive violating, in a material respect which results in material harm to Aveanna, any provision of this Agreement, after notice and a period of 30 days to cure such failure, to the extent curable.

(b) “Change in Control” shall have the meaning set forth in the Stock Incentive Plan.

(c) “Change in Control Period” shall mean the period beginning three months immediately prior to the Change in Control and ending on 24-month anniversary of the date of a Change in Control.

(d) “Disability” shall have the meaning set forth in the Stock Incentive Plan.

(e) “Good Reason” means the termination of employment by Executive upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in Executive’s employment relationship with Aveanna:

(i) Unrelated to a Change in Control. For a termination by Executive other than during the 12-month period beginning on the date of a Change in Control (as defined above), the events that will be considered Good Reason are (A) a termination of the employment agreement other than as permitted by its terms; or (B) a material reduction in Executive’s Annual Base Salary or Target Bonus, in each case, which is not made for all similarly situated executives.

(ii) Related to a Change in Control. For a termination by Executive during the 12-month period beginning on the date of a Change in Control, the events that will be considered Good Reason are (A) a material reduction in Executive’s Annual Base Salary or Target Bonus; (B) a significant reduction or diminution of any of Executive’s titles or positions with Aveanna; (C) a significant diminution of Executive’s duties and responsibilities; (D) a material diminution in the authority, duties or responsibilities of the individual to whom Executive is required to report; (D) a purported termination of Executive’s employment by Aveanna other than as permitted by this Agreement; (F) the relocation of Executive’s principal office to any place beyond fifty (50) miles from the location immediately before the Change in Control; and (G) the failure of any successor to Aveanna to expressly assume and agree to discharge Aveanna’s obligations to Executive under this Agreement in form and substance satisfactory to Executive.

(f) “Separation from Service” means that Executive separates from service with Aveanna and all of its affiliates, as defined in Code Section 409A and guidance issued thereunder (“Section 409A”), which are related to Aveanna by 50% or more equity ownership. As a general overview of Section 409A’s definition of “separation from service”, an employee separates from service if the employee retires or otherwise has a termination of employment with all affiliates, determined in accordance with the following:

(i) Leaves of Absence. The employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the employee retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the employee will return to perform services for an affiliate. If the period of leave exceeds 6 months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes Executive to be unable to perform Executive’s position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.

(ii) Status Change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if an employee provides services to affiliates as an employee and as a member of a board of directors, the services provided as a director are not taken into account in determining whether the employee has a separation from service as an employee for purposes of this Agreement.

(iii) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (A) no further services will be performed after a certain date, or (B) the level of bona fide services the employee will perform after such date (whether as an employee or as a non-director independent contractor) will permanently decrease to 20% or less of the average level of bona fide services performed (whether as an employee or a non-director independent contractor) over the immediately preceding 36-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (e)(i) above, for purposes of this subsection, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month period).

(g) “Stock Incentive Plan” means the Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan, as amended and/or restated from time to time, or any successor shareholder-approved equity incentive plan maintained by Aveanna Healthcare Holdings Inc.

8. Confidential and Proprietary Information.

(a) Nondisclosure of Confidential Information. Executive acknowledges that, in Executive’s position with Aveanna, Executive has obtained and will obtain confidential business and proprietary information regarding Aveanna. For purposes of this Agreement, “Confidential Information” means any and all data and information, whether disclosed orally, in writing, by observation, or otherwise, relating to the Aveanna Business (as defined below) of which Executive has become or becomes aware as a consequence of, during, or through Executive’s employment with or service to Aveanna, which is not generally known to Aveanna’s competitors or the public and is subject to reasonable efforts to maintain its secrecy. Confidential Information covered by this Agreement does not have to be marked “Confidential” to be treated as such. Confidential Information may include, without limitation, information relating to Aveanna’s designs; programs; methods; techniques; information technology; research and development; finances; pricing practices; marketing strategies; existing and future products and services; business plans and operations, whether written or otherwise, which is not common knowledge in Aveanna’s industry or to the public. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public or its competitors by Aveanna (except where such public disclosure has been made by Executive or another without authorization or in contravention of the terms herein) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Executive agrees that all Confidential Information and all physical embodiments thereof are confidential to Aveanna and will remain Aveanna’s sole and exclusive property. Executive warrants and agrees that, except as necessary in connection with Executive’s employment with or service to Aveanna and subject to Sections 8(b), 8(c) and 8(d) below, Executive will hold in confidence all Confidential Information and will not directly or indirectly reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Confidential Information and will not take any action causing any Confidential Information to lose its character as Confidential Information. Executive’s obligations under this Agreement are in addition to any other obligations Executive may have to protect Confidential Information, and such obligations will continue during the Term and for the five year period thereafter (or the maximum period allowed under applicable law).

(b) Notice to Aveanna. In the event Executive is required pursuant to a valid legal, governmental, or investigatory proceeding or process to disclose any Confidential Information, Executive agrees to promptly notify Aveanna in writing, to the extent permitted by applicable law, prior to disclosing any such Confidential Information (unless such notice would be prohibited by law) so that Aveanna may seek a protective order or other appropriate remedy (at the sole cost of Aveanna). Executive agrees to cooperate in good faith with Aveanna’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to such information. If, in the absence of a protective order, Executive is, in the opinion of Executive’s legal counsel, compelled pursuant to applicable law to disclose such information, Executive agrees to disclose only the part of such information as is required by law to be disclosed (in which case, prior to such disclosure, Executive will use reasonable best efforts to advise and consult with Aveanna and its legal counsel as to such disclosure and the nature and wording of such disclosure), and Executive will use reasonable best efforts to obtain confidential treatment of any such information so disclosed (at the sole cost of Aveanna).

(c) Nondisclosure of Trade Secrets. For purposes of this Agreement, Trade Secrets means any Confidential Information described above without regard to form which: (i) is not commonly known by or available to the public; (ii) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Trade Secrets” also shall include any trade secret as defined by applicable law. Executive agrees that all Trade Secrets and all physical embodiments thereof are confidential to Aveanna and will remain Aveanna’s sole and exclusive property. Executive warrants and agrees that until and unless such Trade Secrets lose their status as Trade Secrets through no fault, either directly or indirectly, of Executive, Executive will not reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Trade Secrets and will not take any action causing, or fail to take any action to prevent, any Trade Secret to lose its character as a Trade Secret. The Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for Executive if Executive discloses a trade secret: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal, and any other disclosure of the Trade Secret Executive makes is only as allowed by the court. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(d) Permitted Disclosures. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other self-regulatory organization or federal, state or local governmental agency or commission (collectively, “Government Agencies”) or to make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order or otherwise as required by law. Executive understands and acknowledges that Executive does not need the prior authorization of Aveanna to make any such reports or disclosures and that Executive is not required to notify Aveanna that Executive has made such reports or disclosures. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate or testify in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Aveanna. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies or otherwise engaging in protected whistleblower activity. Further, nothing in this Agreement shall prevent Executive from engaging in concerted activity relative to the terms and conditions of Executive’s employment and in communications protected under the National Labor Relations Act, to the extent applicable.

9. Restrictive Covenants.

(a) Covenant Not to Compete. During the Restricted Period (as defined in subsection (iii) hereof), except in connection with Executive’s authorized duties in connection with Executive’s employment or service with Aveanna, Executive will not, on Executive’s own behalf, or on behalf of any other person or entity, directly or indirectly, own, manage, operate, control, consult with, be employed or engaged by or otherwise provide services to, or participate in the ownership, management, operation or control of, any Competing Business (as defined in subsection (ii) hereof) in the Restricted Territory (as defined in subsection (iv) hereof); provided, however, that nothing in this section shall prohibit Executive from (x) being a passive owner of not more than 2% of the equity securities of a publicly traded corporation engaged in a Competing Business, so long as Executive has no active participation in the business of such corporation, or (y) during the post-termination portion of the Restricted Period, being employed or engaged by any person or entity in a role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that Executive provided to Aveanna with respect to the Aveanna Business (as defined in subsection (i) hereof), during the 24-month period ending on Executive’s Termination Date or is in connection with an independent business line of such person or entity that is wholly unrelated to the Aveanna Business and the Confidential Information (subject to protocols to prevent Executive from disclosing Confidential Information).

(i) “Aveanna Business” means any and all of the business conducted by Aveanna (for purposes of the post-termination portion of the Restricted Period, during the six-month period prior to Executive’s Termination Date), including, but not limited to, pediatric and adult home care, pediatric day health care centers, school nursing, pediatric therapy, personal care and companionship, support services (employer of record), home health care, hospice care, specialty programs, enteral nutrition, medical supplies and respiratory therapy.

(ii) “Competing Business” means any person, business, organization or entity which is engaged in, or conducts business that is substantially the same as or substantially similar to, the Aveanna Business, or has active business plans to engage in, or conduct business that is substantially the same as or substantially similar to, the Aveanna Business.

(iii) “Restricted Period” means while Executive is employed by or providing services to Aveanna and for a period of 12 months after the date of Executive’s employment or engagement with Aveanna terminates for any reason (or 24 months if such termination occurs in connection with a Change in Control).

(iv) “Restricted Territory” means any state, county, city, municipality or other locale within the United States in which Aveanna conducts business operations (and, in each case, for purposes of the post-termination portion of the Restricted Period, in which Executive had material responsibilities or duties, oversight or customer relationships during the final 12 months of Executive’s employment or service with Aveanna).

(b) Nonsolicitation of Restricted Business Relations. During the Restricted Period, other than in performance of Executive’s duties for Aveanna, Executive will not, on Executive’s own behalf or on behalf of any other person or entity, directly or indirectly, solicit, induce or call upon, or attempt to solicit, induce or call upon, any Restricted Business Relation (as defined in subsection (i) hereof) for the purpose of (x) providing products or services that are competitive with those provided by Aveanna or the Aveanna Business or (y) adversely interfering with the relationship between Aveanna and any such Restricted Business Relation, including by encouraging or inducing any such Restricted Business Relation to reduce, terminate or negatively alter the business or business relationship with Aveanna; provided, that the restrictions set forth in this Section 9(b) that are applicable during the post-termination portion of the Restricted Period will apply only to any Restricted Business Relation with which or with whom Executive had Material Contact (as defined in subsection (ii) hereof) during the final 24 months of Executive’s employment with or service to Aveanna. For purposes of this section, products or services shall be considered competitive with those provided by Aveanna if the products or services are of the type conducted, authorized, offered, or provided by Executive on behalf of Aveanna during the final the 24-months of Executive’s employment or service with Aveanna.

(i) “Material Contact” means contact between Executive and any Restricted Business Relation (A) with whom Executive dealt on behalf of Aveanna, (B) whose dealings with Aveanna were coordinated or supervised by Executive, (C) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with Aveanna, or (D) who receives or received products or services authorized by Aveanna, the sale or possession of which results or resulted in compensation, commissions, or earnings for Executive during final the 24 months of Executive’s employment or service with Aveanna.

(ii) “Restricted Business Relation” means any customer, client, referral source, payer or supplier of Aveanna, including any prospective customer, client, referral source, payer or supplier that Aveanna has solicited (in each case, for purposes of the post-termination portion of the Restricted Period, during final the 24-month period of Executive’s employment or service with Aveanna).

(c) Nonsolicitation of Company Personnel. During the Restricted Period, other than in performance of Executive’s duties for Aveanna, Executive will not, directly or indirectly, (i) recruit, induce, hire, engage or solicit or attempt to do any of the foregoing with respect to, any employee, officer, agent or representative, or independent contractor of Aveanna (for purposes of the post-termination portion of the Restricted Period, with whom Executive had business-related contact or about whom Executive learned Confidential Information, in each case, during final the 24-month period of Executive’s employment or service with Aveanna) (collectively, “Company Personnel”), or (ii) adversely interfere with the relationship between Aveanna and any such Company Personnel, including by encouraging or inducing any such Company Personnel to terminate such Company Personnel’s employment, professional relationship, or engagement with Aveanna or otherwise cease performing, or diminish the performance of, such Company Personnel’s services provided to Aveanna. Notwithstanding the foregoing, Executive shall not be prohibited from general employment solicitations to the public or through a recruiting or search firm, provided, that such solicitations are not targeted at any Company Personnel and no prohibited hiring or engagement results therefrom.

(d) Nondisparagement. Subject to Sections 8(b), 8(c), and 8(d) above, Executive will not at any time, directly or indirectly, make, publish or communicate (or cause to be made, published or communicated, including through Executive’s representatives or affiliates), and Executive will not encourage any other person or entity to make, publish or communicate, to any person or entity any, disparaging, false or misleading comments or statements, whether written or oral, about Aveanna or any of its executives, directors, officers, managers, employees, clients, customers, or suppliers or investments, businesses, products or services; provided, however, that nothing in this section or otherwise shall prevent Executive from providing information in response to a valid subpoena or other enforceable legal process (provided that such compliance does not exceed that required by such subpoena, process or law and where legally permissible, Executive promptly provides notice of any such subpoena or process to Aveanna) or as otherwise required by law.

(e) Acknowledgments. Executive acknowledges and agrees that (i) Executive has carefully read and fully understands all of the terms of this Agreement and that the restraints set forth in Sections 8 and 9 are necessary for the reasonable and proper protection of Aveanna and its affiliates (as applicable) and their Confidential Information, (ii) each and every one of such restraints is reasonable in respect to subject matter, length of time and geographic area, and that such restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment, and (iii) each of such restraints has a unique, substantial and immeasurable value to Aveanna and its affiliates.

10. Enforcement of Restrictive Covenants.

(a) Severability; Reformation. Executive acknowledges and agrees that the non-competition, non-solicitation, nondisclosure and other restrictive covenants contained in Sections 8 and 9 are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of Aveanna. Executive expressly agrees and consents that, and represents and warrants to Aveanna that, none of the covenants in Sections 8 and 9 will prevent or unreasonably restrict or interfere with Executive’s ability to make a fair living after the end of the Term. The parties agree that the invalidity or unenforceability of any one or more of the covenants in Sections 8 or 9, or any part thereof, will not affect the validity or enforceability of the other covenants. In case any one or more of the covenants contained in Sections 8 or 9 of this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable covenant had never been contained herein. Specifically, the parties hereto agree that in the event any court of appropriate jurisdiction should determine that any portion or provision of any covenant in Sections 8 or 9 is invalid, unenforceable or excessively restrictive, the parties agree such court shall modify, reform or rewrite such covenant in order to make it legal, enforceable and acceptable to such court to the maximum extent permissible under the law actually applied to determine the validity, legality, enforceability or reasonableness of any such covenant. The parties further agree that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such covenant.

(b) Injunctive Relief. Executive hereby agrees that a breach of the covenants set forth in Section 8 or 9 of this Agreement would cause irreparable harm to Aveanna, the exact amount of which would be difficult to determine, and that any remedy for any breach of the provisions contained in Sections 8 or 9 will be inadequate. Accordingly, Aveanna will be entitled to apply for specific performance and injunctive and other equitable relief (without having to post bond or any other security) to enforce or prevent any breach of any restrictive covenants contained in Sections 8 or 9 of this Agreement, in addition to any other rights or remedies available at law or in equity to Aveanna.

(c) Tolling. In the event the enforceability of any of the covenants in Section 8 or 9 of this Agreement shall be challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such covenants, and Executive is not immediately enjoined from breaching any of the covenants herein, then if a court of competent jurisdiction later finds that the challenged covenant is enforceable, the time periods set forth in the challenged covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that, to the extent Executive complies with such covenant(s) during such challenge, the time periods set forth in the challenged covenant(s) shall not be deemed tolled.

(d) Claim for Damages. Executive acknowledges that, in addition to seeking injunctive relief, Aveanna may bring a cause of action against Executive for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by Aveanna and arising out of or due to any breach of any covenant or agreement of Executive contained in Sections 8 and 9.

(e) Survival. Sections 8 and 9 and this Section 10 will survive the termination of the Term. In addition, the termination of this Agreement or the Term will not terminate any other obligations or rights that, by the specific terms of this Agreement, extend beyond such termination.

(f) Consideration. Executive acknowledges and agrees that the provisions of Sections 8 and 9 are supported by good and valuable consideration, including Executive’s opportunity to receive severance under this Agreement, access to and knowledge of Aveanna’s personnel, customers and other actual and prospective business relationships, and access to and use of Aveanna’s Confidential Information, which Executive acknowledges are good and valuable consideration.

(g) Modification of Covenants. Notwithstanding anything to the contrary contained herein, Aveanna shall have the discretion to amend the provisions in Sections 8 and 9 upon notice to Executive without Executive’s prior consent to provide for less restrictive limitations as to duration, geographical area, scope of activity to be restrained, or to incorporate legal developments.

11. Miscellaneous.

(a) Assignment. This Agreement is for the personal services of Executive, and the rights and obligations of Executive under this Agreement are not assignable or delegable in whole or in part by Executive or Aveanna (other than by Aveanna to a wholly-owned subsidiary or successor of Aveanna) without the prior written consent of the other party.

(b) Employment Status. Executive’s employment will be that of an at-will employee.

(c) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(d) Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections will, unless otherwise provided, refer to sections hereof.

(e) Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Aveanna and Executive.

(f) Policies, Procedures and Statements. Executive acknowledges that, from time to time, Aveanna may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals; and officers or other representatives of Aveanna may make written or oral statements relating to personnel policies and procedures. No policies, procedures or statements of any nature by or on behalf of Aveanna (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature will be construed to modify this Agreement.

(g) Governing Law. The laws of the State of Georgia will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. Aveanna and Executive agree that the state and federal courts situated in Cobb County, Georgia will have personal jurisdiction over Aveanna and Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Cobb County, Georgia; and, as such, Aveanna and Executive agree that venue will be proper with the state or federal courts in Cobb County, Georgia to hear such disputes.

(h) Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and Aveanna shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. If Executive is a specified employee (within the meaning given to such term under Code Section 409A), any payments made under this Agreement that would be considered payments of deferred compensation subject to Code Section 409A made upon a separation from service, shall, to the extent required by Code Section 409A, in no event be made or commence until six months after Executive’s Separation from Service, and any payments due during such period shall be withheld and paid in a lump sum at the end of such six-month period. To the extent that any payments made or benefits provided pursuant to this Agreement are reimbursements or in-kind payments, to the extent necessary to comply with Code Section 409A, the amount of such payments or benefits during any calendar year shall not affect the amounts or benefits provided in any other calendar year, the payment date shall in no event be later than the last day of the calendar year immediately following the calendar year in which an expense was incurred, and the right to any such payments or benefits shall not be subject to liquidation or exchange for another payment or benefit. Notwithstanding the foregoing, Aveanna shall not be liable to Executive or any other person if the Internal Revenue Service or any court determines for any reason that any payments under this Agreement are subject to taxes or penalties under Code Section 409A.

(i) No Third-Party Beneficiaries. Other than the release as provided in Section 6(f), nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under, or by reason of, this Agreement.

(j) Notices. All notices, communications and deliveries hereunder must be made in writing signed by or on behalf of the party making the same and must be delivered personally, sent by registered or certified mail (return receipt requested), by any national overnight courier service (with postage and other fees prepaid), or sent via e-mail with a copy mailed via first class US mail, as follows:

(i)
To Executive:

Matthew Buckhalter

At Last Known Address on File

(ii) To Aveanna:

Aveanna Healthcare, LLC

400 Interstate North Parkway, Suite 1600

Atlanta, GA 30339

Attn: Chief Administrative Officer

E-mail: Ed.Reisz@aveanna.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person (by courier service or otherwise), (ii) on the third business day after it is mailed by registered or certified mail, (iii) upon actual delivery if delivered by a national overnight courier service, and (iv) upon sending via e-mail if such notice also is postmarked and mailed via first class US mail on the same day.

(k) Binding Effect. This Agreement will be for the benefit of, and will be binding upon, Aveanna and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

(l) Arbitration. Executive has signed a separate Arbitration Agreement with Aveanna dated October 9, 2023 (the “Arbitration Agreement”), which is expressly incorporated by reference herein and made part of this Agreement. Any controversy or claim arising out of or relating to this contract, or the breach thereof, will be settled by binding arbitration conducted in accordance with the terms of the Arbitration Agreement; provided, notwithstanding the foregoing, the Arbitration Agreement will not apply to any conflicts regarding the Covenants referenced under Sections 8 and 9 and the enforcement of the Covenants as set forth in Section 10, and such conflicts will be filed with, and submitted to, a court of appropriate jurisdiction as set forth in Section 10 (see also Section 11(g)); and, provided further, the preceding carve out from the Arbitration Agreement will be considered an amendment to said agreement.

s/MB s/ER

Executive Aveanna

Initial Initial

(m) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements (including the Prior Employment Agreement), understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way, without the payment of any additional consideration by or to either of the parties hereto. For the avoidance of doubt, the obligations contained in Sections 8, 9 and 10 of this Agreement are in addition to, and not in lieu of, any existing or future nondisclosure, noncompetition, nonsolicitation, nondisparagement, confidentiality, or other restrictive covenant obligations contained in any other agreements between or among Executive, on the one hand, and Aveanna or any of its affiliates, on the other hand.

[Signature Page Follows]

Exhibit 99.2

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth next to their signature lines.

February 17, 2026 __________ Date	Aveanna Healthcare, LLC By: __s/Ed Reisz_______________ Title: _Chief Administrative Officer_
February 17, 2026 __________ Date	__s/ Matthew Buckhalter_________ Matthew Buckhalter

Exhibit 99.2

Exhibit A

Form of Release

[attached]

Exhibit 99.2

Separation and Release Agreement

In consideration for the payments and benefits set forth in that certain Employment Agreement, by and between Aveanna Healthcare, LLC, its successors and assigns (the “Company”), and Matthew Buckhalter (“Executive”), effective as of February 17, 2026 (the “Employment Agreement”), in connection with the termination of Executive’s employment, Executive and the Company enter into this Separation and Release Agreement (this “Release”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, pursuant to the Employment Agreement, as a condition to the right to receive the payments and benefits set forth in Section 6(c) of the Employment Agreement (other than the Accrued Compensation) (the “Severance Payments”), Executive must, among other things, sign, not revoke and return this Release; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Employment Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Executive and the Company hereby are entering into this Release, effective as of the Effective Date (as defined herein):

1.
General Release.

a.
For good and valuable consideration, including the Severance Payments, Executive knowingly and voluntarily (for Executive and Executive’s heirs, executors, administrators, beneficiaries, trustees, successors, and assigns) releases and forever discharges the Company and each of its parents, subsidiaries and affiliates, and each of their present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, members, insurers, shareholders and representatives, and each of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Executive or any of Executive’s heirs, executors, administrators or assigns, may have (i) from the beginning of time through the date upon which Executive executes this Release; (ii) arising out of, or relating to, Executive’s employment with any Released Parties through the date upon which Executive executes this Release; or (iii) arising out of, or relating to, Executive’s termination of employment from any of the Released Parties; including, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); any applicable Executive Order Programs; the Fair Labor Standards Act; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); the Sarbanes-Oxley Act of 2002, as amended; or their federal, state or local counterparts (in each case, as amended); or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, any doctrine of good faith and fair dealing, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, negligence, or defamation.

b.
Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Release, and which, if known at the time of executing this Release, may have materially affected this Release or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

c.
Nothing in this Release shall release or impair: (i) Executive’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Executive executes this Release; (ii) any right that cannot be waived by private agreement under law (including the right to file any Claim for workers’ compensation or unemployment insurance); (iii) any Claim to vested benefits under the Company’s benefit plans; or (iv) any rights or claims with respect to Executive’s equity interests in the Company, Parent or any of their respective affiliates.

Further, nothing in this Agreement is intended to prohibit or restrict any right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”) or any other local, state, or federal administrative body or governmental agency (collectively, “Government Agencies”) prohibiting waiver of such right; provided, that Executive hereby waives any right to recover monetary damages or other relief against any of the Released Parties, with the exception of any right to claim an award or relief pursuant to Section 21F of the Securities Exchange Act of 1934 or otherwise in connection with protected whistleblower activity.

d.
Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section 1.

e.
Executive acknowledges that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

f.
Executive acknowledges and agrees that his entitlement to the Severance Payments are strictly contingent upon Executive executing and not revoking this Release.

2.
Continuing Obligations. In executing this Release, Executive further acknowledges that the restrictive covenants set forth in Sections 8 and 9 of the Employment Agreement survive the termination of Executive’s employment in accordance with their terms and that Executive shall remain bound by such covenants.

3.
Voluntary Agreement; Consultation; Review and Revocation Period. Executive has carefully read and fully understands all of the provisions of this Release and that Executive is expressly waiving valuable rights. Executive is entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and if applicable, not revoking, this Release. Executive acknowledges that the Company has advised Executive of Executive’s right to consult with an attorney prior to executing this Release. Executive has twenty-one (21) calendar days to consider this Release, although Executive may sign it sooner (but not prior to the Termination Date). Executive has seven (7) calendar days after the date on which Executive executes this Release to revoke Executive’s consent to the Release (the “Revocation Period”) by providing written notice to [Contact Information To Come]. Notice of such revocation must be received within the Revocation Period. In the event of such revocation, this Release shall be null and void in its entirety. Provided that Executive does not revoke Executive’s execution of this Release within the Revocation Period, the

2

“Effective Date” shall occur on the eighth (8th) calendar day after the date on which Executive initially signs it.

4.
Protected Rights. Nothing contained in this Release limits Executive’s ability to file a charge or complaint with any Government Agencies, or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, or making other disclosures protected under whistleblower laws and regulations, in each case, without notice to the Company and without risk of being held liable by the Company for liquidated damages or other financial penalties. This Release does not limit any right that Executive may have to receive an award for information provided to the SEC or for otherwise engaging in protected whistleblower activity.

5.
Governing Law. This Release shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its rules regarding conflict of laws.

6.
Miscellaneous. This Release shall be binding upon and inure to the benefit of the Released Parties, including the successors and assigns of the Released Parties, each of which are intended third-party beneficiaries. This Release is personal to, and may not be assigned by Executive, and any purported assignment by Executive will be null and void. This Release constitutes the entire agreement between Executive and the Company with respect to the issues addressed in this Release. Executive is not relying on any other agreements or oral representations not fully expressed in this Release. This Release may not be modified, altered, or discharged except in writing signed by Executive and an authorized Company representative. Should any part of this Release be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Release. Upon such determination that any term or other provision of this Release is void or unenforceable, this Release shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Executive executes this Release. This Release may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.

[Signature Page Follows]

3

Exhibit 99.2

AVEANNA HEALTHCARE, LLC

Name:

Title:

EXECUTIVE

Name: MATTHEW BUCKHALTER